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Exhibit 3.2

ARTICLES OF AMENDMENT
TO
THE ARTICLES OF INCORPORATION
OF
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

        Pursuant to Section 490.602 of the Iowa Business Corporation Act, the undersigned corporation adopts the following amendment to the Corporation's Articles of Incorporation.

1.    The name of the corporation is AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY.

2.    The Articles of Incorporation of AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY are hereby amended by deleting ARTICLE V in its entirety and inserting in lieu thereof the following:

ARTICLE V

  A director of this Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law.

  In addition, each individual who is or was a director of the Corporation (and the heirs, executors, personal representatives or administrators of such individual) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise ("Indemnitee"), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. Without limiting the generality of the preceding sentence, an Indemnitee shall be indemnified by the Corporation for any action taken, or failure to take any action, as a director, except liability for (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law.

  In addition to the indemnification conferred in this Article, the Indemnitee and any officer of the Corporation shall also be entitled to have paid directly by the Corporation the expenses reasonably incurred in defending any such proceeding against such Indemnitee, or any similar type of proceeding against such officer, in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right.

3.    The date of adoption of the amendment was June 5, 2003.

4.    The amendment was approved by the shareholders. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and the number of votes of each voting group indisputably represented at the meeting is as follows:

Designation of Group	Shares Outstanding	Votes Entitled to be Cast on Amendment	Votes Represented at Meeting
Common	14,438,452	14,438,452	12,604,345
Preferred (nonvoting)	625,000	-0-	-0-

A.    The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment is as follows:

Voting Group	Votes For	Votes Against	Abstaining
Common	12,472,845	72,375	59,125
Preferred (nonvoting)	N/A	N/A	N/A

        The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

        Dated this 18th day of September, 2003.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
By:	/s/ WENDY L. CARLSON Wendy L. Carlson Chief Financial Officer and General Counsel

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY